Exhibit 99.1
Contact: Cass Investor Relations
ir@cassinfo.com
January 22, 2026
Cass Information Systems reports record annual net income and EPS
ST. LOUIS – Cass Information Systems, Inc. (Nasdaq: CASS) (the Company or Cass) today reported its full year and fourth quarter 2025 earnings.

Full Year Financial Highlights

•Record net income and diluted earnings per share of $35.1 million and $2.61, respectively.
•Return on average equity and assets of 14.98% and 1.43%, respectively.
•Increase in net interest income of $13.5 million, or 19.8%.
•Increase in facility dollar volumes of 14.7%.
•Increase in average accounts and drafts payable of 14.9%.
•Salaries and commissions increase limited to 0.4% as a result of a decline in average FTEs of 5.4%.
•Repurchased 617,415 shares of Company common stock at a weighted average price of $41.59.

Fourth Quarter Financial Highlights

•Net income and diluted earnings per share of $8.2 million and $0.62, respectively.
•Adjusted net income and adjusted diluted earnings per share from continuing operations of $9.0 million and $0.68, increases of 32.9% and 38.8% compared to the prior year quarter.
•Increase in net interest margin to 3.93%, compared to 3.55% in the prior year quarter.
•Increase in facility dollar volumes of 13.0%.
•Consolidated Waste and Utility divisions into a single Facility division to drive improved efficiency and client experience.
•Continued strong asset quality with no loan charge-offs and an allowance for credit losses to loans ratio of 1.28%. In addition, received a full payoff on the Company’s only modified loan of $27.9 million.
•Repurchased 201,450 shares of Company stock at a weighted average price of $40.59.

In announcing these results, Martin Resch, the Company’s President and Chief Executive Officer, noted, “Our record annual earnings are a testament to the ability of the entire Cass team to execute on our strategy.” Resch added, “While I am extremely proud of our performance in 2025, I am even more excited about our prospects for 2026 with revenue tailwinds from onboarding new clients as well as the prospect of interest-earning asset growth and net interest margin expansion. Operationally, the consolidation of our non-transportation invoice and payment processing activities into a single Facilities division, combined with the expanded utilization of AI-enabled systems, should result in increased efficiency and enhanced levels of client satisfaction."

Earnings for the fourth quarter and full year of 2025 are summarized as follows:

($ in thousands, except per share data)	Three Months Ended					Year Ended
	12/31/25	9/30/25	6/30/25	3/31/25	12/31/24	12/31/25	12/31/24
Net income from continuing operations	$8,189	$9,212	$5,160	$8,551	$4,158	$31,112	$18,558
Net income	$8,189	$9,106	$8,855	$8,966	$4,594	$35,116	$19,168
Diluted earnings per share from continuing operations	$0.62	$0.69	$0.38	$0.63	$0.30	$2.31	$1.35
Diluted earnings per share	$0.62	$0.68	$0.66	$0.66	$0.33	$2.61	$1.39
Return on average equity	13.45%	15.29%	15.35%	15.91%	7.88%	14.98%	8.37%
Return on average assets	1.28%	1.44%	1.48%	1.51%	0.77%	1.43%	0.82%
Net interest margin	3.93%	3.87%	3.78%	3.75%	3.55%	3.83%	3.42%

($ in thousands, except per share data)	Three Months Ended					Year Ended
	12/31/25	9/30/25	6/30/25	3/31/25	12/31/24	12/31/25	12/31/24
Net income from continuing operations (GAAP)	$8,189	$9,212	$5,160	$8,551	$4,158	$31,112	$18,558
Net income adjustments(1)	821	(3)	2,674	(1,489)	2,623	2,003	9,507
Adjusted net income from continuing operations (Non-GAAP) (1)	$9,010	$9,209	$7,834	$7,062	$6,781	$33,115	$28,065
Diluted earnings per share from continuing operations (GAAP)	$0.62	$0.69	$0.38	$0.63	$0.30	$2.31	$1.35
Adjusted diluted earnings per share from continuing operations (Non-GAAP) (1)	$0.68	$0.69	$0.58	$0.52	$0.49	$2.46	$2.04
(1)Refer to explanation of use of non-GAAP financial measures and reconciliation of adjusted net income from continuing operations and adjusted diluted earnings per share from continuing operations as presented later in this earnings release.

Fourth Quarter 2025 Financial Commentary
(All comparisons refer to the fourth quarter of 2024, except as noted)

Transportation Invoice and Dollar Volumes – Transportation invoice volumes of 8.4 million decreased 6.1% as compared to the fourth quarter of 2024. Transportation dollar volumes of $9.2 billion increased 1.8% as compared to the fourth quarter of 2024. The average dollars per invoice were $1,093 in the fourth quarter of 2025, compared to $1,044 in the third quarter of 2025 and $1,008 in the fourth quarter of 2024. Invoice volumes remain lower than prior periods primarily due to the ongoing freight recession, the impact of tariffs, and weather conditions in the most recent period. Dollars per invoice increased as compared to the fourth quarter of 2024 due to an increase in overall freight rates, as well as the impact of tariffs. A more detailed analysis of Cass Freight Index® changes can be found at www.cassinfo.com.

Facility Expense Invoice and Dollar Volumes – Facility expense invoice volumes of 4.1 million decreased 0.6% as compared to the fourth quarter of 2024. Facility expense dollar volumes totaled $5.7 billion, an increase of 13.0% as compared to the fourth quarter of 2024. The significant increase in facility dollar volumes was primarily driven by the onboarding of new clients with high dollar volumes in proportion to transaction volumes and rising energy prices.

Processing Fees – Processing fees increased $605,000, or 3.9% over the same period in the prior year due to the AcuAudit acquisition, partially offset by lower transportation and facility transaction volumes.

Financial Fees – Financial fees, earned on a transactional level basis for invoice payment services when making customer payments, decreased $650,000, or 6.2%. The decrease in financial fees was primarily due to a decrease in average payments in advance of funding of 12.9% in addition to changes in the manner whereby facility vendors receive payments. The Company continues to focus on the rollout of its Amplify supply chain finance solution as well as other opportunities to increase payments in advance of funding and resulting financial fees in future quarters.

Net Interest Income – Net interest income increased $3.7 million, or 20.9%. The increase in net interest income was attributable to the net interest margin improving to 3.93% as compared to 3.55% in the same period last year, in addition to an increase in average interest-earning assets of $184.9 million, or 9.1%.

The Company’s net interest margin improvement was driven by increases in the average yield on loans and investment securities of 31 and 72 basis points, respectively, combined with a decrease in the average cost of total deposits of 28 basis points, partially offset by a decrease in the yield on short-term investments of 74 basis points. The increase in loan yield was driven by the continued maturing and re-pricing of existing fixed rate loans to current market interest rates. The increase in the investment securities yield was driven by the partial repositioning of the portfolio at the end of the second quarter as well as purchases of investments at current market rates during the fourth quarter. The decline in the cost of total deposits and yield on short-term investments was driven by the reduction in the federal funds rate.

The Company would expect continued expansion in its net interest margin in future quarters to the extent 3-5 year U.S. Treasury interest rates stay relatively consistent or increase as compared to current levels.

Provision for Credit Losses - The Company recorded a release of credit losses of $389,000 during the fourth quarter of 2025 as compared to a provision for credit loss of $92,000 in the fourth quarter of 2024. The release of credit losses for the fourth quarter of 2025 was largely driven by the $27.9 million payoff of a modified loan.

Personnel Expenses - Personnel expenses decreased $2.2 million, or 7.5% as compared to the fourth quarter of 2024, primarily due to the termination of the Company’s defined benefit pension plan in the prior year quarter resulting in expense of $3.6 million. Salaries and commissions increased $378,000, or 1.9%, as a result of the AcuAudit acquisition and merit increases, partially offset by a decrease in average full-time equivalent employees (“FTEs”) of 6.0% due to strategic investments in various technology initiatives. Share-based compensation and employee profit sharing increased $464,000 and $40,000, respectively, due to the improvement in earnings. Other benefits increased $471,000, or 11.4%, due to higher health insurance costs, partially offset by the decrease in average FTEs.

The Company expects a continued gradual decline in its FTEs in future quarters as a result of the Facility line of business consolidation in addition to the continued focus on AI-enabled systems.

Equipment Expense - Equipment expense increased $272,000 as compared to the fourth quarter of 2024 primarily due to an increase in depreciation expense on software related to recently completed technology initiatives.

Other Expense - Other expense increased $1.4 million as compared to the fourth quarter of 2024. Other expense includes a $1.1 million restructuring charge primarily related to the consolidation of the Company’s non-transportation invoice and payment processing activities into a single Facilities division. The restructuring charge includes write-offs of redundant internally developed software and other assets. The Facility consolidation is expected to result in efficiencies of approximately $1.0 million on an annual basis. Other expense is also higher than previous quarters as a result of an increase in the cost of delivering Canadian utility invoices due to the Canada Post labor dispute, resulting in an increase in expense of $262,000. The labor dispute is not expected to have an impact on expense levels in future quarters.

Income Tax Expense - The Company’s effective tax rate was 18.0% for the fourth quarter of 2025 compared to 20.7% for the third quarter of 2025 and 20.3% for the fourth quarter of 2024. The effective tax rate for the fourth quarter of 2025 is reflective of purchases of tax-exempt municipal securities during the second half of 2025 and the impact of certain tax credits. The Company expects an effective tax rate of approximately 20.5% in future quarters.

Loans - When compared to September 30, 2025, loans decreased $27.1 million, or 2.5%, due to the aforementioned $27.9 million payoff of a modified franchise loan.

Payments in Advance of Funding – Average payments in advance of funding decreased $26.0 million, or 12.9%, as compared to the fourth quarter of 2024, primarily due to the continued consolidation of freight carriers, partially offset by a 1.8% increase in transportation dollar volumes.

Deposits – Average deposits decreased $2.2 million, or 0.2%, when compared to the fourth quarter of 2024 and increased $19.0 million, or 1.9%, as compared to the third quarter of 2025.

Accounts and Drafts Payable - Average accounts and drafts payable increased $178.7 million, or 17.2%, as compared to the fourth quarter of 2024. The increase in these balances, which are non-interest bearing, are primarily reflective of the increase in transportation and facility dollar volumes of 1.8% and 13.0%, respectively.

Shareholders’ Equity - Total shareholders’ equity decreased $451,000 since September 30, 2025 as a result of the repurchase of Company stock of $8.2 million and dividends of $4.1 million, partially offset by net income of $8.2 million and a decrease in accumulated other comprehensive loss of $2.7 million primarily related to the fair value of available-for-sale investment securities.

Dividend - On January 20, 2026, the Company’s Board of Directors approved a quarterly dividend of $0.32 per share with the dividend payable on March 13, 2026 to shareholders of record on March 3, 2026.

Repurchase of Common Stock - On November 10, 2025, the Company announced a new buyback program with an authorization from the Board of Directors to repurchase up to 1,000,000 shares of the Company’s common stock. The Company repurchased 201,450 shares of common stock during the current quarter. The Company anticipates further repurchases in coming quarters with an overall objective of maintaining a leverage ratio of approximately 10.00%. Future levels of repurchases will depend on market conditions, earnings, balance sheet growth and potential acquisition opportunities.

Asset Quality - Non-performing loans totaled $7.0 million at December 31, 2025, a decrease of $82,000 as compared to September 30, 2025. The Company is actively working to reduce these loan balances and does not believe there is more than nominal loss exposure in these loans based on collateral position.
About Cass Information Systems
Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control and efficiency in their supply chains, communications networks, facilities and other operations. Disbursing over $94 billion annually on behalf of clients, and with total assets of $2.6 billion, Cass is uniquely supported by Cass Commercial Bank. Founded in 1906 and a wholly owned subsidiary, Cass Commercial Bank provides sophisticated financial exchange services to the parent organization and its clients. Cass is part of the Russell 2000®. More information is available at www.cassinfo.com.

On April 7, 2025, the Company signed an Asset Purchase Agreement providing for the sale of its Telecom Expense Management & Managed Mobility Services (“TEM”) business to Asignet USA Inc. The sale closed on June 30, 2025. The Company has applied discontinued operations accounting in accordance with FASB Accounting Standards Codification (“ASC”), Topic 205-20, “Presentation of Financial Statements – Discontinued Operations,” to the assets and liabilities being sold related to the Company's TEM Business Unit as of and for the periods ended December 31, 2025, September 30, 2025, June 30, 2025, March 31, 2025 and December 31, 2024, as applicable. All financial information in this earnings release is reported on a continuing operations basis, unless otherwise noted.

About Non-GAAP Financial Measures

Certain of the financial measures and ratios the Company presents, including “adjusted net income from continuing operations,” and “adjusted diluted earnings per share from continuing operations,” are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). The Company refers to these financial measures and ratios as “non-GAAP financial measures.” The Company considers the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. The Company believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance by excluding certain revenue and expense items that the Company believes are not indicative of its primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. The Company believes that management and investors benefit from referring to these non-GAAP financial measures in assessing the Company’s performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of the Company’s performance. The non-GAAP financial measures the Company presents may differ from non-GAAP financial measures used by the Company’s peers or other companies. The Company compensates for these differences by providing the equivalent GAAP measures whenever the Company presents the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing the Company’s performance. A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.
Forward Looking Information

All statements other than statements of historical fact included in this release, including without limitation the Company’s future prospects and performance, the business strategy and the plans and objectives of the Company's management for future operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this release, words such as “estimate,” “could,” “should,” “would,” “likely,” “may,” “will,” “plan,” “intend,” “believes,” “expects,” “anticipates,” “projected,” and variations of these terms and similar expressions. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance, or achievements. Actual results or business conditions may differ materially from those projected or suggested in forward-looking statements as a result of various factors including, but not limited to, those described below and in Part I, Item 1A, “Risk Factors” of our most recent Annual Report.

Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to general economic, market or business conditions unrelated to the Company’s operating performance, including inflation, changes in interest rates, changes in energy prices, supply chain disruptions, financial institution disruptions, geopolitical conflicts, public health emergencies and declines in consumer confidence and discretionary spending; the Company’s ability to compete with its competitors and increase market share; the Company’s ability to maintain compliance with rules and regulations applicable to our business operations and industry; increased regulatory examination scrutiny or new regulatory requirements; whether the Company’s customers continue to utilize its payment processing and related services; unfavorable developments concerning customer credit quality; risk associated with lending concentrations including, but not limited to, faith-based ministries and franchise restaurants; liquidity risk; and risks associated with cyber-attacks and data breaches.

Readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement made by the Company in this release speaks only as of the date of this release. Unless required by law, the Company does not undertake to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events. If the Company updates one or more forward-looking statements, no inference should be drawn that the Company will make additional updates with respect to those or other forward-looking statements.

Consolidated Statements of Income (unaudited)

($ and numbers in thousands, except per share data)

	Three Months Ended					Year Ended
	12/31/25	9/30/25	6/30/25	3/31/25	12/31/24	12/31/25	12/31/24
Processing fees	$16,304	$16,655	$17,082	$16,469	$15,699	$66,510	$66,060
Financial fees	9,860	10,416	10,161	9,961	10,510	40,398	42,585
Total fee revenue	$26,164	$27,071	$27,243	$26,430	$26,209	$106,908	$108,645

Interest and fees on loans	15,521	15,632	15,837	15,350	14,428	62,340	55,363
Interest and dividends on investment securities	6,767	5,679	4,799	4,147	4,104	21,392	16,930
Interest on short-term investments	3,078	3,860	3,003	3,893	3,844	13,834	15,752
Total interest income	$25,366	$25,171	$23,639	$23,390	$22,376	$97,566	$88,045
Interest expense	3,895	4,151	4,164	4,116	4,612	16,326	20,258
Net interest income	$21,471	$21,020	$19,475	$19,274	$17,764	$81,240	$67,787
Release of (provision for) credit losses	389	193	(25)	(905)	(92)	(348)	(447)
Gain (loss) on sale of investment securities	38	4	(3,558)	(18)	(33)	(3,534)	(46)
Other	1,827	1,768	1,263	1,626	1,736	6,484	5,248
Total revenues	$49,889	$50,056	$44,398	$46,407	$45,584	$190,750	$181,187
Salaries and commissions	20,304	20,105	20,638	19,663	19,926	80,710	80,371
Share-based compensation	1,009	1,018	918	1,241	545	4,186	3,053
Employee profit sharing	1,514	1,685	1,583	1,502	1,474	6,284	4,452
Net periodic pension cost	—	—	—	—	3,588	—	4,169
Other benefits	4,602	4,798	4,613	4,873	4,131	18,886	17,292
Total personnel expenses	$27,429	$27,606	$27,752	$27,279	$29,664	$110,066	$109,337
Occupancy	643	734	669	721	679	2,767	2,695
Equipment	2,548	2,513	2,562	2,294	2,276	9,917	8,101
Amortization of intangible assets	293	293	293	293	173	1,172	692
Bad debt (recovery) expense	—	—	—	(2,000)	—	(2,000)	7,847
Other	8,988	7,295	6,843	6,943	7,576	30,069	29,070
Total operating expenses	$39,901	$38,441	$38,119	$35,530	$40,368	$151,991	$157,742
Income from continuing operations, before income tax expense	$9,988	$11,615	$6,279	$10,877	$5,216	$38,759	$23,445
Income tax expense	1,799	2,403	1,119	2,326	1,058	7,647	4,887
Net income from continuing operations	$8,189	$9,212	$5,160	$8,551	$4,158	$31,112	$18,558
(Loss) income from discontinued operations, net of tax	—	(106)	3,695	415	436	4,004	610
Net income	$8,189	$9,106	$8,855	$8,966	$4,594	$35,116	$19,168

Basic earnings per share from continuing operations	$.63	$.70	$.39	$.64	$.31	$2.36	$1.37
Basic (loss) earnings per share from discontinued operations	—	(.01)	.28	.03	.03	.30	.05
Basic earnings per share	$.63	$.69	$.67	$.67	$.34	$2.66	$1.42

Diluted earnings per share from continuing operations	$.62	$.69	$.38	$.63	$.30	$2.31	$1.35
Diluted (loss) earnings per share from discontinued operations	—	(.01)	.28	.03	.03	.30	.04
Diluted earnings per share	$.62	$.68	$.66	$.66	$.33	$2.61	$1.39

Consolidated Balance Sheets (unaudited)

($ in thousands)

	As of
	12/31/2025	9/30/2025	6/30/2025	3/31/2025	12/31/2024
Assets:
Cash and cash equivalents	$392,268	$258,634	$218,165	$220,674	$349,728
Investment securities available-for-sale, at fair value	770,772	717,369	599,541	576,510	528,021
Loans	1,061,217	1,088,347	1,117,004	1,141,874	1,081,989
Less: Allowance for credit losses	(13,597)	(14,066)	(14,296)	(14,286)	(13,395)
Loans, net	$1,047,620	$1,074,281	$1,102,708	$1,127,588	$1,068,594
Payments in advance of funding	164,514	188,040	177,601	175,326	208,530
Premises and equipment, net	29,449	30,287	30,700	31,748	30,576
Investments in bank-owned life insurance	52,195	51,700	51,224	50,767	50,325
Goodwill and other intangible assets	19,892	20,200	20,493	20,786	21,247
Accounts and drafts receivable from customers	69,425	49,798	60,276	40,465	55,906
Other assets	59,889	63,313	55,310	60,536	67,741
Assets of discontinued operations	—	—	—	14,057	14,413
Total assets	$2,606,024	$2,453,622	$2,316,018	$2,318,457	$2,395,081

Liabilities and shareholders’ equity:
Deposits
Non-interest bearing	$513,434	$407,169	$370,606	$363,798	$251,230
Interest-bearing	686,599	627,491	633,189	636,277	716,686
Total deposits	$1,200,033	$1,034,660	$1,003,795	$1,000,075	$967,916
Accounts and drafts payable	1,124,858	1,130,371	1,036,795	1,016,324	1,129,610
Other liabilities	38,135	45,142	34,606	48,823	46,211
Liabilities of discontinued operations	—	—	—	18,988	22,314
Total liabilities	$2,363,026	$2,210,173	$2,075,196	$2,084,210	$2,166,051

Shareholders’ equity:
Common stock	$7,753	$7,753	$7,753	$7,753	$7,753
Additional paid-in capital	207,052	205,925	204,842	203,755	205,593
Retained earnings	167,092	163,038	158,005	153,278	148,487
Common shares in treasury, at cost	(112,148)	(103,835)	(97,103)	(91,025)	(87,615)
Accumulated other comprehensive loss	(26,751)	(29,432)	(32,675)	(39,514)	(45,188)
Total shareholders’ equity	$242,998	$243,449	$240,822	$234,247	$229,030
Total liabilities and shareholders’ equity	$2,606,024	$2,453,622	$2,316,018	$2,318,457	$2,395,081

Consolidated Financial Summary (unaudited)

($ in thousands)

	As of or for Three Months Ended					As of or for Year Ended
	12/31/25	9/30/25	6/30/25	3/31/25	12/31/24	12/31/25	12/31/24
LOAN PORTFOLIO
Commercial & Industrial:
Franchise	$235,718	$249,855	$260,283	$258,539	$257,805	$235,718	$257,805
Leases	119,186	123,601	111,657	124,290	122,115	119,186	122,115
Other	198,194	196,273	211,629	229,514	179,329	198,194	179,329
Commercial Real Estate:
Faith-Based	397,608	407,074	410,917	403,525	394,412	397,608	394,412
Other	110,511	111,544	122,518	126,006	128,328	110,511	128,328
Total loans	$1,061,217	$1,088,347	$1,117,004	$1,141,874	$1,081,989	$1,061,217	$1,081,989

AVERAGE BALANCES
Interest-earning assets	$2,207,672	$2,189,384	$2,090,366	$2,104,603	$2,022,794	$2,148,402	$2,011,554
Loans	1,081,819	1,095,412	1,125,899	1,109,526	1,065,944	1,103,067	1,048,732
Investment securities	755,004	667,271	613,782	554,905	555,674	648,342	578,817
Short-term investments	334,824	382,250	298,875	383,836	348,632	349,900	326,233
Payments in advance of funding	175,009	175,705	176,191	173,590	200,963	175,129	202,860
Assets	2,529,068	2,499,914	2,402,508	2,408,406	2,366,992	2,460,414	2,349,397
Non-interest bearing deposits	421,548	406,241	393,054	405,183	399,778	406,551	414,711
Interest-bearing deposits	614,165	610,403	615,921	628,214	638,180	617,119	634,581
Accounts and drafts payable	1,214,865	1,209,416	1,122,739	1,072,013	1,036,212	1,160,018	1,009,757
Shareholders’ equity	$241,525	$236,208	$231,414	$228,615	$231,993	$234,481	$228,944

YIELDS (tax equivalent)
Net interest margin	3.93%	3.87%	3.78%	3.75%	3.55%	3.83%	3.42%
Interest-earning assets	4.63%	4.62%	4.58%	4.54%	4.46%	4.59%	4.43%
Loans	5.69%	5.66%	5.64%	5.61%	5.38%	5.65%	5.28%
Investment securities	3.59%	3.34%	3.02%	2.86%	2.87%	3.23%	2.82%
Short-term investments	3.65%	4.01%	4.03%	4.11%	4.39%	3.95%	4.83%
Total deposits	1.49%	1.62%	1.66%	1.62%	1.77%	1.59%	1.93%
Interest-bearing deposits	2.52%	2.70%	2.71%	2.66%	2.88%	2.65%	3.19%

ASSET QUALITY
Allowance for credit losses to loans	1.28%	1.29%	1.28%	1.25%	1.24%	1.28%	1.24%
Non-performing loans	$6,992	$7,074	$3,380	$—	$—	$6,992	$—
Non-performing loans to total loans	0.66%	0.65%	0.30%	—%	—%	0.66%	—%
Net loan charge-offs to loans	—%	—%	—%	—%	—%	—%	—%

Consolidated Financial Summary (unaudited) (continued)

($ and numbers in thousands, except average full-time equivalent employees)

	As of or for Three Months Ended					As of or for Year Ended
	12/31/25	9/30/25	6/30/25	3/31/25	12/31/24	12/31/25	12/31/24
SHARE DATA
Weighted average common shares outstanding	12,939	13,116	13,269	13,398	13,436	13,182	13,501
Weighted average common shares outstanding assuming dilution	13,219	13,399	13,562	13,653	13,718	13,463	13,778
Period end common shares outstanding	12,871	13,073	13,233	13,351	13,399	12,871	13,399

CAPITAL
Common equity tier 1 ratio	15.10%	15.04%	14.82%	14.11%	13.84%	15.10%	13.84%
Total risk-based capital ratio	15.95%	15.90%	15.67%	14.94%	14.61%	15.95%	14.61%
Leverage ratio	9.91%	10.17%	10.62%	10.39%	10.57%	9.91%	10.57%

OTHER INFORMATION
Transportation invoice volume	8,376	8,884	8,837	8,355	8,919	34,451	35,729
Transportation dollar volume	$9,156,077	$9,277,722	$9,370,535	$8,643,138	$8,994,440	$36,447,471	$36,113,169
Facility expense invoice volume	4,058	4,084	4,141	4,225	4,084	16,508	16,572
Facility expense dollar volume	$5,686,642	$6,233,369	$5,513,143	$5,822,935	$5,032,620	$23,256,090	$20,272,451
Average full-time equivalent employees	939	958	985	1,002	999	971	1,026

Assets and Liabilities of Discontinued Operations (unaudited)
($ in thousands)

	As of
	12/31/25	9/30/25	6/30/25	3/31/25	12/31/24
Assets:
Premises and equipment, net	$—	$—	$—	$3,605	$3,598
Goodwill and other intangible assets, net	—	—	—	5,102	5,112
Other assets	—	—	—	5,350	5,703
Assets of discontinued operations	$—	$—	$—	$14,057	$14,413

Liabilities:
Accounts and drafts payable	$—	$—	$—	$16,465	$19,665
Other liabilities	—	—	—	2,523	2,649
Liabilities of discontinued operations	$—	$—	$—	$18,988	$22,314

Income from Discontinued Operations (unaudited)
($ in thousands)

	Three Months Ended					Year Ended
	12/31/25	9/30/25	6/30/25	3/31/25	12/31/24	12/31/25	12/31/24
Revenue:
Processing fees	$—	$—	$3,807	$3,823	$3,768	$7,630	$15,795
Financial fees	—	—	475	413	205	888	713
Other fees	794	772	1,454	382	814	3,402	1,494
Gain on sale of TEM business	—	—	3,550	—	—	3,550	—
Total revenue	794	772	9,286	4,618	4,787	15,470	18,002

Operating expense:
Salaries and commissions	487	536	2,858	2,756	2,871	6,637	11,533
Share-based compensation	—	—	(16)	43	25	27	116
Other benefits	90	183	525	616	501	1,414	2,406
Total personnel expenses	577	719	3,367	3,415	3,397	8,078	14,055
Occupancy	24	23	180	181	189	408	751
Equipment	9	1	49	51	53	110	204
Amortization of intangible assets	—	—	9	9	9	18	45
Other	184	170	754	434	592	1,542	2,174
Total operating expense	794	913	4,359	4,090	4,240	10,156	17,229
(Loss) income from discontinued operations, before income tax (benefit) expense	—	(141)	4,927	528	547	5,314	773
Income tax (benefit) expense	—	(35)	1,232	113	111	1,310	163
Net (loss) income from discontinued operations	$—	$(106)	$3,695	$415	$436	$4,004	$610

Other Information from Discontinued Operations (unaudited)
($ and numbers in thousands, except average full-time equivalent employees)

	Three Months Ended					Year Ended
	12/31/25	9/30/25	6/30/25	3/31/25	12/31/24	12/31/25	12/31/24
Facility expense invoice volume	—	—	126	133	133	259	563
Facility expense dollar volume	$—	$—	$244,782	$256,844	$258,523	$501,626	$1,165,831
Average full-time equivalent employees	26	27	120	135	144	77	155

Reconciliation of GAAP to Non-GAAP Financial Information (unaudited)

($ in thousands, except per share data)

	Three Months Ended					Year Ended
	12/31/25	9/30/25	6/30/25	3/31/25	12/31/24	12/31/25	12/31/24
Net income from continuing operations (GAAP)	$8,189	$9,212	$5,160	$8,551	$4,158	$31,112	$18,558
Adjustments:
(Gain) loss on sale of investment securities	(38)	(4)	3,558	18	33	3,534	46
Bad debt (recovery) expense	—	—	—	(2,000)	—	(2,000)	7,847
Late fees on facility transactions	—	—	—	—	—	—	1,300
Pension termination expense	—	—	—	—	3,458	—	3,458
Restructuring expense	1,131	—	—	—	—	1,131	—
Tax effect	(272)	1	(884)	493	(868)	(662)	(3,144)
Adjusted net income from continuing operations (Non-GAAP)	$9,010	$9,209	$7,834	$7,062	$6,781	$33,115	$28,065
Diluted earnings per share from continuing operations (GAAP)	$0.62	$0.69	$0.38	$0.63	$0.30	$2.31	$1.35
Adjusted diluted earnings per share from continuing operations (Non-GAAP)	$0.68	$0.69	$0.58	$0.52	$0.49	$2.46	$2.04